UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2013

ROLLING TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53982	TBA
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21194 N. 82nd Street, Scottsdale, Arizona 85255
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 602-600-1871

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure

On July 10, 2013, we entered into a non-binding letter of intent (the “LOI”) with Ian Lev (the “Shareholder”), Vincent Palmieri (“Palmieri”), Leonard Caprino (“Caprino”), and Roy Givens (“Givens”, together with Palmieri and Caprino, the “Purchasers”).

The following transactions are contemplated by the LOI.

Each of the Purchasers will purchaser from the Shareholder, 390,000 shares of our common stock (each, a “Share”) at a price of $0.013 per Share for an aggregate transfer of 1,170,000 Shares with an aggregate purchase price of $15,210, which may be paid by delivery of a promissory note in the amount of $5,070 from each Purchaser to the Shareholder to be paid from the first payments due to the Purchasers under their Employment Agreements (as defined below).

The Purchasers will sell, assign and transfer to the Company all of the Purchaser’s right, title and interest in the intellectual property relating to the business of renewable energy storage being operated under the name “NRG Power Cells” (the “Intellectual Property”) in exchange for our issuance to them of 370,000 Shares. The Purchasers will agree that as at the closing date, all persons who created, made, conceived of or contributed to any of the Intellectual Property, whether alone or with others, in whole or in part, will have waived in writing all moral rights that he or she may have with respect to the Intellectual Property, and no such person will have any right, title or interest in or to any of the Intellectual Property or any intellectual property necessary to operate the business.

The Company will enter into employment agreements (the “Employment Agreements”) with each of the Purchasers, whereby each of the Purchasers will be paid a monthly salary of $8,500. On the closing date, each of the Purchasers will be appointed as directors of our company and Palmieri will be appointed as our Chief Executive Officer, Caprino will be appointed as our President and Givens will be appointed as our Chief Technology Officer. The Purchasers will be entitled to participate in our stock option plan.

On the closing date, we will execute a forward-split of the Shares on the basis of 24 new Shares for each existing Share. All Share numbers indicated in this Current Report on Form 8-K are pre forward-split.

We agreed to pay the Purchaser’s reasonable legal fees in connection with these transactions up to a maximum of $10,000. Closing is anticipated to occur on or prior to August 15, 2013.

The completion of these transactions is subject to a number of conditions, including but not limited to the execution of formal agreements, satisfactory due diligence, the completion of financings and approval of the formal agreements by the board of directors of the parties. There can be no assurance that these transactions will be completed as proposed or at all.

NRG Power Cells

The Purchasers are currently developing a solution to enable efficient storage of electricity. They are located in Palm Springs, California. Their potential product is the NRG Smart Eco-Cell, which is an energy storage device with no toxic lead, acid or chemicals. If successfully developed, the initial focus is anticipated to be on lighting, the golf cart industry and expandable high performance energy storage solutions.

The Purchasers

Leonard Caprino

Prior to NRG Power Cells, Mr. Caprino served as President & Co-Founder of Secure Info Imaging & Universal Data-Cameras (“Secure Info”), a manufacturer of hand-held data capturing devices. Prior to Secure-Info, he served as President and Founder of Easyfeed.com. Easyfeed.com was a Southern California full service ASP, offering, e-commerce solutions, web hosting, specialized business software solutions, wireless internet & high speed telco internet solutions for the commercial banking industry. Mr. Caprino received his Electronic Science Degree from Don Martin School of Radio Science.

Roy Givens

Prior to joining NRG Power Cells Mr. Givens served as Chief Executive Officer and President of Pantrol Controls in Spokane, Washington. Roy helped grow Pantrol Controls from $250,000 to over $15 million in annual sales with over 60 employees. Pantrol was Washington State’s top 10 minority owned businesses and was voted Washington State’s fastest growing small Business. Mr. Givens has developed many new products including pellet stove control boards, custom control panels and service entrance panels for cell phone towers. Mr. Givens received his Technical Degree at Spokane Community College and received his Business Degree from Boise State.

Vincent Palmieri

Prior to NRG Power Cells Mr. Palmieri served As Chief Executive Officer for Secure-Info Imaging and Universal Data Cameras a manufacturer of hand-held data capture devices. Prior to Secure Info Imaging he served as CEO and Founder of Easyfeed.com. Easyfeed.com is a Southern California full service ASP offering E-Commerce Solutions, Specialized Software Solutions, Wireless and Dedicated Hosting products. From 1995 to 1999 Mr. Palmieri served as Chief Information Officer for Cole Vocational a Major Health Service Provider serving the State of California. From 1985 through the present Mr. Palmieri was Chairman and Chief Executive Officer for Pal Pacific Incorporated. Mr. Palmieri holds several Patents and has an extensive 20-year experience in UNIX, C++, Linux, Specialty software and High End Commercial E-Commerce Solutions such as Shop Zone and SBT. His work experience includes Business solutions for the Pre-Delivery division of Ford Motor Company and Ricoh Digital Products.

The information and exhibits submitted in this Current Report on Form 8-K are and shall be deemed to be furnished to the Securities and Exchange Commission, and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROLLING TECHNOLOGIES, INC.

/s/Ian Lev
Ian Lev

July 12, 2013